EXHIBIT 99.2


               TEXACO REPORTS SIGNIFICANT INCREASE IN NET INCOME;
               --------------------------------------------------
                 FIRST QUARTER 1997 EARNINGS REACH $980 MILLION
                 ----------------------------------------------


FOR  IMMEDIATE  RELEASE:   TUESDAY,  APRIL  22,  1997.
------------------------------------------------------

         WHITE PLAINS, N.Y., April 22 - Texaco achieved a significant increase in net income for the first quarter of 1997, Chairman and Chief Executive Officer Peter I. Bijur reported today. "We are off to a good start this year as we continue to align our operations for growth. We are also gratified that our long-standing dispute with the Internal Revenue Service in the `Aramco Advantage' case has ended," Bijur said.
         Total net income for the first quarter of 1997 was $980 million, or $3.72 per share, including the benefit associated with the resolution of the "Aramco Advantage" case. Net income before this benefit was $492 million, or $1.84 per share, up significantly from first quarter 1996 net income of $386 million, or $1.42 per share. In the first quarter of 1997:
            * Net income  from  operations  increased 27 percent -- representing the 11th consecutive quarter that earnings from operations exceeded previous years' levels.
            * Worldwide daily production rose 4 percent.
            * Capital  and  exploratory  expenditures  grew  25  percent to $799 million.
            * Total debt to total borrowed and invested capital was 32  percent, at the low end of our target range.
            * Expenses continue to be managed at levels less than inflation.

         Commenting on first quarter 1997 results, Bijur said, "Our upstream business had another strong quarter, as higher commodity prices were enhanced by increased daily crude oil and natural gas production. In the downstream business, earnings continued to grow in our expanding Latin American marketing operations and margins in Europe improved over last year's depressed levels. However, earnings in the Caltex operating areas were lower, and U.S. downstream results were level with last year.
         "During the first quarter, we increased capital and exploratory spending, focusing on upstream growth opportunities in the U.S., as appraisal and development work continued in the Gulf of Mexico. After some unexpected operating delays, first oil flowed from the U.K. North Sea Captain field in March and production is increasing rapidly. Also, government approval was secured for developing the U.K. Galley field, and we announced natural gas discoveries in Australia and Thailand.

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         "In the  downstream,  we moved  forward in March with the  signing of a memorandum of understanding with Shell to combine major elements of our U.S. operations, and we completed the sale of our remaining chemical business," Bijur said.
         On April 21, 1997, Texaco was notified that the United States Supreme Court decided not to review the favorable decisions of the United States Court of Appeals for the Fifth Circuit and the United States Tax Court in the "Aramco Advantage" case. This decision by the Supreme Court, affirming Texaco's position, resulted in an earnings benefit of $488 million, or $1.88 per share. This benefit represents the after-tax effect of the expected refund of payments, with associated interest, made to the Internal Revenue Service in previous years for potential tax claims. The total refund from the IRS, including interest, will exceed $700 million. A significant portion of this amount is expected to be received in 1997.

ANALYSIS OF OPERATING EARNINGS
     EXPLORATION AND PRODUCTION

UNITED STATES
     First quarter 1997 earnings were $311 million, compared with $267 million for the first quarter of 1996. The 16-percent earnings improvement was due to higher prices and continuing success in enhancing production from existing fields, particularly in the Gulf of Mexico and Louisiana.
     Texaco's average realized crude oil price for the first quarter 1997 was $19.62, an increase of $3.11 per barrel over 1996. Average realized natural gas price was $2.66 per thousand cubic feet (MCF), an increase of $.51 per MCF over 1996. A price spike late in 1996, attributed to lean stock levels at a time of seasonally strong demand, extended into January 1997. Prices retreated in February and March, due to abnormally mild weather and increasing worldwide supplies.
     Partially offsetting the favorable factors were lower gas trading results and higher exploratory expenses. Exploratory expenses in the first quarter of 1997 were $42 million before tax versus $23 million in the first quarter of 1996. This sharp increase is attributed to higher seismic and exploratory drilling activity of promising prospects, mostly in the Gulf of Mexico.



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                                      - 3 -

INTERNATIONAL
     First quarter 1997 earnings were $156 million, as compared with $130 million for the first quarter of 1996. The 20-percent improvement in earnings included the effects of higher crude oil prices, up 8 percent, and increased liquids and natural gas production.
     Total daily production increased 9 percent as a result of new production in the Wafra field in the Partitioned Neutral Zone between Saudi Arabia and Kuwait, the Bagre field offshore Angola, and in the Danish North Sea coming onstream late in 1996. Additionally, natural gas production benefited from a full quarter's operations at the Dolphin field in Trinidad. These production increases, as well as continued field development programs, more than offset the impact of maturing fields. Higher exploratory expenses associated with Texaco's aggressive exploration program, as well as lower gas trading results in the U.K., partially offset these favorable results.
     Operating results for the first quarter 1997 included a non-cash currency benefit of $19 million due to the weakening of the Pound Sterling versus the U.S. dollar relating to deferred income taxes, compared with a benefit of $4 million for the first quarter 1996.

     MANUFACTURING, MARKETING AND DISTRIBUTION

UNITED STATES
     First quarter 1997 earnings were $6 million, compared with $4 million for the first quarter of 1996. Earnings in 1997 reflected improved refining results due to increased throughput and higher wholesale product prices. This improvement was somewhat reduced by the impact of refinery fires late in 1996 and early 1997 that resulted in property damage and adversely affected product yields in the first quarter. The refining system returned to normal operations by the middle of March.
     Improved refining earnings were largely offset by lower West Coast marketing margins due to intense competition in the marketplace. Results in the distribution and transportation business and chemicals were also lower than the first quarter of 1996.

INTERNATIONAL
     First quarter 1997 earnings were $104 million, compared to $92 million for the first quarter of 1996. The earnings were driven by improved results in Europe and Latin America. Caltex' results were below the first quarter of last year, but reflect a significant improvement over the latter half of 1996.

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     Higher  refining  earnings in Europe and Latin America in the first quarter of 1997 were primarily due to the improved recovery of crude costs in the U.K. and Panama. Marketing margins in Latin America also improved in the first quarter 1997 versus the same quarter in 1996 due to higher prices.
     Caltex' improved operating margins in Korea were more than offset by unfavorable refining margins in Thailand, and higher currency losses of $26 million, mostly from the significant weakening of the Korean Won.
     Refined product sales decreased due to Caltex' April 1, 1996, sale of its interest in refining operations in Japan and reduced purchase/sale activity to balance the system.
     Operating results for the first quarter 1997 included a non-cash currency benefit of $5 million due to the weakening of the Pound Sterling versus the U.S. dollar relating to deferred income taxes, compared with a benefit of $4 million for the first quarter 1996.

CORPORATE/NONOPERATING RESULTS
     Corporate and nonoperating results for the first quarter of 1997 included a $488 million benefit associated with the resolution of the "Aramco Advantage" case. Excluding this benefit, corporate and nonoperating charges were $97 million as compared with $109 million for the first quarter of 1996. The comparative improvement of $12 million was primarily attributable to reduced interest expense due to lower debt levels and slightly lower interest rates.

CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures, including equity in such expenditures of affiliates, were $799 million for the first quarter of 1997 as compared with $641 million for the same period of 1996.
         In the U.S., Texaco's aggressive 1997 exploration and development drilling program is focused on strategic opportunities onshore and offshore. Offshore development continued in the deepwater Gulf of Mexico where Texaco holds a strong lease-acreage position. Platform construction and development drilling is underway in the Petronius and Arnold fields while delineation drilling continues in the Fuji and Gemini prospects. Texaco also continues an aggressive drilling and development program in traditional offshore shelf areas and onshore. Expenditures in 1997 reflect enhanced oil recovery projects using advanced thermal and CO2 techniques to increase production and lower per-barrel operating expenses. Thermal steam-flooding has been particularly successful at Kern River in Bakersfield, California.

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                                      - 5 -

         Internationally, higher expenditures reflect development work in the U.K. North Sea, including the Erskine and Galley fields and drilling and development expenditures for the Mariner project. Development work was completed in the Captain field which came onstream late in the first quarter of 1997. Additionally, exploration and development work continued in Nigeria, China, Indonesia, and the Partitioned Neutral Zone.
         Downstream expenditures in the U.S. declined somewhat, reflecting the completion of refinery upgrades. Internationally, expenditures increased due to marketing expenditures in the Pacific Rim by Texaco's affiliate, Caltex Petroleum Corporation.
                                     - xxx -

CONTACTS:                  Chris Gidez               914-253-4042
                           Jim Swords                914-253-4156
                           Yorick Fonseca            914-253-7034







Additional Texaco information is available on the World Wide Web at: http://www.texaco.com



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                                      - 6 -

                                                                        First Quarter
                                                               ------------------------------
                                                                1997                    1996
                                                               -----                    -----

FUNCTIONAL NET INCOME ($000,000)
--------------------------------
Operating Earnings
    Petroleum and natural gas
       Exploration and production
          United States                                        $ 311                    $ 267
          International                                          156                      130
                                                               -----                    -----
              Total                                              467                      397
                                                               -----                    -----
       Manufacturing, marketing and
          distribution
           United States                                           6                        4
           International                                         104                       92
                                                               -----                    -----
              Total                                              110                       96
                                                               -----                    -----

              Total petroleum and natural gas                    577                      493


    Nonpetroleum                                                  12                        2
                                                               -----                    -----
              Total operating earnings                           589                      495

Corporate/Nonoperating (a)                                       391                     (109)
                                                               -----                    -----
              Total net income (b)                             $ 980                    $ 386
                                                               =====                    =====

Net income per common share (dollars)                          $3.72                    $1.42

Average number of common shares
    outstanding for computation
    of earnings per share (000,000)                            260.1                    260.7

(a) Includes "Aramco Advantage" benefit as detailed in
     news release text
(b) Includes (benefit) provision for income taxes ($000,000)   $(194)                   $ 278

                                                                        First Quarter
                                                             -------------------  ------------
OTHER FINANCIAL DATA ($000,000)                                 1997                    1996
-------------------------------                              ----------               --------
Revenues                                                       $12,029                  $10,271

Total assets as of March 31                                    $27,008                  $24,639

Stockholders' equity as of March 31                            $11,062                  $ 9,653

Total debt as of March 31                                      $ 5,495                  $ 5,633

Capital and exploratory expenditures
    (includes equity in affiliates)
       Exploration and production
          United States                                        $   352                  $   266
          International                                            282                      207
                                                               -------                  -------
              Total                                                634                      473
                                                               -------                  -------
       Manufacturing, marketing and
         distribution
          United States                                             60                       77
          International                                            101                       87
                                                               -------                  -------
              Total                                                161                      164
                                                               -------                  -------
       Other                                                         4                        4
                                                               -------                  -------
              Total                                            $   799                  $   641
                                                               =======                  =======

Texaco Inc. and subsidiary companies
       Exploratory expenses included above:
          United States                                        $    42                  $    23
          International                                             57                       46
                                                               -------                  -------
              Total                                            $    99                  $    69
                                                               =======                  =======

Dividends paid to common stockholders                          $   221                  $   208

Dividends per common share (dollars)                           $   .85                  $   .80

Dividend requirements for preferred
    stockholders                                               $    14                  $    15




CONDENSED CONSOLIDATED
----------------------
  BALANCE SHEET ($000,000)
  ------------------------
                                                                               As Of
                                                               -------------------------------------
                                                                   March 31,            December 31,
                                                                     1997                  1996
                                                               ----------------        -------------
                                                                 (Unaudited)

ASSETS
------
Current Assets
    Cash and cash equivalents                                  $   619                  $   511
    Other current assets                                         6,742                    7,154
                                                               -------                  -------
          Total current assets                                   7,361                    7,665

Investments and Advances                                         5,301                    4,996
Net Properties, Plant and Equipment                             13,402                   13,411
Deferred Charges                                                   944                      891
                                                               -------                  -------
          Total                                                $27,008                  $26,963
                                                               -------                  -------


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities
    Short-term debt                                            $   466                  $   465
    Other current liabilities                                    5,276                    5,719
                                                               -------                  -------
          Total current liabilities                              5,742                    6,184

Long-Term Debt and Capital Lease Obligations                     5,029                    5,125
Deferred Income Taxes                                              769                      795
Other Noncurrent Liabilities                                     3,737                    3,829
Minority Interest in Subsidiary Companies                          669                      658
Stockholders' Equity                                            11,062                   10,372
                                                               -------                  -------
          Total                                                $27,008                  $26,963

                                      - 9 -

                                                                          First Quarter
                                                               ----------------------------------
                                                                  1997                    1996
                                                               -----------             ----------
OPERATING DATA - INCLUDING
--------------------------
    INTERESTS IN AFFILIATES
    -----------------------

    Exploration and Production
    --------------------------

    United States
    -------------
       Net production of crude oil and
          natural gas liquids (000 BPD)                           384                      382
       Net production of natural gas -
          available for sale (000 MCFPD)                        1,656                    1,648
       Total net production (000 BOEPD)                           660                      657

       Natural gas sales (000 MCFPD)                            3,841                    3,235
       Natural gas liquids sales
          (including purchased LPGs) (000 BPD)                    203                      245

       Average U.S. crude (per bbl.)                           $19.62                   $16.51
       Average U.S. natural gas (per mcf)                      $ 2.66                   $ 2.15
       Average WTI (Spot) (per bbl.)                           $22.76                   $19.75
       Average Kern (Spot) (per bbl.)                          $15.98                   $14.90

    International
    -------------
       Net production of crude oil and
          natural gas liquids (000 BPD)
              Europe                                              114                      119
              Indonesia                                           140                      137
              Partitioned Neutral Zone                             90                       72
              Other                                                69                       62
                                                                -----                    -----
                 Total                                            413                      390
       Net production of natural gas -
          available for sale (000 MCFPD)
              Europe                                              241                      205
              Colombia                                            132                      115
              Other                                               102                       53
                                                                -----                    -----
                 Total                                            475                      373
       Total net production (000 BOEPD)                           492                      452

       Natural gas sales (000 MCFPD)                              620                      475
       Natural gas liquids sales
          (including purchased LPGs) (000 BPD)                     83                      116

       Average International crude (per bbl.)                  $19.48                   $18.02
       Average U.K. natural gas (per mcf)                      $ 2.85                   $ 2.63
       Average Colombia natural gas (per mcf)                  $ 1.05                   $  .94


                                     - 10 -

                                                                           First Quarter
                                                              -------------------------------------
                                                                 1997                       1996
                                                              ----------                -----------
OPERATING DATA - INCLUDING
--------------------------
    INTERESTS IN AFFILIATES
    -----------------------

    Manufacturing, Marketing and Distribution
    -----------------------------------------

    United States
    -------------
       Refinery input (000 BPD)
          Subsidiary                                               409                      395
          Affiliate - Star Enterprise                              336                      316
                                                                 -----                    -----
              Total                                                745                      711

       Refined product sales (000 BPD)
          Gasolines                                                497                      476
          Avjets                                                    89                      131
          Middle Distillates                                       214                      219
          Residuals                                                 85                       61
          Other                                                    120                      134
                                                                 -----                    -----
              Total                                              1,005                    1,021

    International
    -------------
       Refinery input (000 BPD)
          Europe                                                   348                      334
          Affiliate - Caltex                                       407                      499
          Latin America/West Africa                                 62                       59
                                                                 -----                    -----
              Total                                                817                      892

       Refined product sales (000 BPD)
          Europe                                                   467                      475
          Affiliate - Caltex                                       586                      712
          Latin America/West Africa                                366                      389
          Other                                                     44                       71
                                                                 -----                    -----
              Total                                              1,463                    1,647